Exhibit 5.1

Board of Directors Kandi Technologies Group, Inc. Jinhua City Industrial Zone Jinhua, Zhejiang Province People’s Republic of China Post Code 321016	D +852 3656 6014
E nicholas.plowman@ogier.com

Reference: NJP/RER/178084.00001

1 September 2022

Dear Sirs

Kandi Technologies Group, Inc. (No: 1958347) (the Company)

1	Request for opinion

1.1	We have been requested to provide you with a legal opinion on matters of British Virgin Islands law in connection with the Company and the Document (as defined below).

1.2	All capitalised terms used in this opinion have the respective meanings set forth in the Document, except to the extent that a contrary indication or definition appears in this opinion or any Schedule. References herein to a Schedule are references to a schedule to this opinion.

2	Document examined

2.1	For the purposes of giving this opinion, we have examined a copy of the document listed in Part A of Schedule 1 (the Document). In addition, we have examined copies of the corporate and other documents and conducted the searches listed in Part B of Schedule 1.

2.2	We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

3	Assumptions

In giving this opinion we have relied upon the assumptions set forth in Schedule 2 without having carried out any independent investigation or verification in respect of those assumptions.

Ogier British Virgin Islands, Cayman Islands, Guernsey, Jersey and Luxembourg practitioners Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Michael Snape	Justin Davis Florence Chan Lin Han Cecilia Li James Bergstrom Marcus Leese

4	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 3 and the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company is a company duly incorporated with limited liability under the BVI Business Companies Act, 2004 (the BCA), and is validly existing and in good standing under the laws of the British Virgin Islands. It is a separate legal entity and subject to suit in its own name and has the capacity to sue in its own name.

Corporate power

(b)	The Company has all requisite capacity and power to execute and deliver the Document and to perform its obligations, and exercise its rights, thereunder.

Corporate authorisation

(c)	The Company has taken all requisite corporate action to authorise the execution and delivery of the Document and the performance of its obligations and the exercise of its rights under the Document.

Shares of Capital Stock

(d)	The Shares, when offered and paid for as contemplated by the joint proxy statement/prospectus (the Proxy Statement/Prospectus) forming part of the Company’s registration statement on Form F-4 (the Registration Statement), will be legally issued, fully paid and non-assessable under British Virgin Islands laws (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue thereof).

Due execution

(e)	The Document has been duly executed by and on behalf of the Company in the manner authorised in the Director Resolutions.

No conflict

(f)	The execution and delivery of the Document by the Company and the performance by the Company of its obligations thereunder do not contravene:

(i)	any provision of the Company’s memorandum and articles of association; or

(ii)	any law, regulation or order of the British Virgin Islands applicable to the Company.

Approvals and consents

(g)	No consents, licences, approvals, authorisations or exemptions of any governmental or regulatory authority, agency or court in the British Virgin Islands are required by the Company (other than those already obtained by the Company) in connection with the execution of the Document by the Company or the exercise of its rights or the performance by it of its obligations thereunder.

Choice of law

(h)	The express choice of the laws of the jurisdiction specified in the Document to be the governing law of that Document (its Governing Law) will be recognised and applied by the courts of the British Virgin Islands in any action brought in such courts in respect of such Document.

Legal, valid, binding and enforceable obligations

(i)	The obligations expressed to be assumed by the Company in the Document, to which it is a party, will constitute legal, valid, binding and enforceable obligations of the Company.

Filings and recordings

(j)	It is not necessary in order to ensure the legality, validity, enforceability or admissibility in evidence in proceedings in the British Virgin Islands, that the Document or any other document relating to it be filed or recorded with any governmental or regulatory authority, agency or court in the British Virgin Islands.

No litigation revealed

(k)	Based solely on our review of the Court Records (as defined in Part B of Schedule 1), no litigation was pending against the Company in the High Court of the British Virgin Islands.

No winding-up or insolvency proceedings revealed

(l)	Based solely on our review of the Public Records (as defined in Part B of Schedule 1), no currently valid order or resolution for the winding-up of the Company and no current notice of appointment of a receiver in the British Virgin Islands over the Company, or any of its assets, appears on the records maintained by the Registry of Corporate Affairs in the British Virgin Islands or the High Court of the British Virgin Islands (in each case to the extent those records are revealed by the Public Records) in respect of the Company.

No taxation

(m)	No taxes, stamp duties, other duties, fees or charges are payable (by assessment, withholding, deduction or otherwise) to the government of the British Virgin Islands in respect of:

(i)	the execution or delivery of the Document;

(ii)	any payments made under, or pursuant to, the Document; or

(iii)	subject to payment of any applicable court fees, the enforcement of the Document.

There is no withholding tax, capital gains tax, capital transfer tax, estate duty, inheritance tax, succession tax or gift tax in the British Virgin Islands and any dividends, interest, rents, royalties, compensations and other amounts paid by the Company are exempt from any taxation in the British Virgin Islands imposed under the British Virgin Islands Income Tax Ordinance (Cap 206).

No sovereign immunity

(n)	The Company is not entitled to claim immunity from suit, execution, attachment or other legal process in the British Virgin Islands.

No deemed residence

(o)	None of the parties to the Document (other than the Company) is or will be deemed to be resident, domiciled, carrying on business or subject to tax in the British Virgin Islands by reason only of the negotiation, preparation, execution, delivery or enforcement of the Document.

Exchange Control

(p)	There are no government or other exchange controls in the British Virgin Islands.

5	Limitations

We offer no opinion:

(a)	in relation to the laws of any jurisdiction other than the British Virgin Islands (and we have not made any investigation into such laws) and we express no opinion as to the meaning, validity, or effect of references in the Document to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the British Virgin Islands;

(b)	in relation to any representation or warranty made or given by the Company in the Document or, save as expressly set out herein, as to whether the Company will be able to perform its obligations under the Document;

(c)	as to the commerciality of the transactions envisaged in the Document or, save as expressly stated in this opinion, whether the Document and the transactions envisaged therein achieve the commercial, tax, legal, regulatory or other aims of the parties to the Document;

(d)	as to whether the acceptance, execution or performance of the obligations of the Company under the Document will result in the breach of or infringe any other agreement, deed or document (other than the Company’s memorandum and articles of association) entered into by or binding on the Company; or

(e)	as to the rights, title or interest of the Company to or in, or the existence of, any property or assets that are the subject of any of the Document.

6	Governing law of this opinion

6.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the British Virgin Islands;

(b)	limited to the matters expressly stated herein; and

(c)	confined to, and given on the basis of, the laws and practice in the British Virgin Islands at the date hereof.

6.2	Unless otherwise indicated, all references in this opinion to specific British Virgin Islands legislation shall be to such legislation as amended to, and as in force at, the date hereof.

7	Who can rely on this opinion

This opinion is given for your benefit in connection with the Document and it may not be relied upon by any person or used for any other purpose or referred to or made public in any way without our prior written consent, save that it may be disclosed on a non-reliance basis to your professional advisers (acting only in that capacity).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Proxy Statement/Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the United States Securities and Exchange Commission promulgated thereunder.

Yours faithfully

/s/ Ogier

Ogier

Schedule 1

Document examined

Part A

The Document

1	The agreement and plan of merger and reorganisation dated 31 August 2022 entered into between the Company, Kandi Technologies Group, Inc.(a company incorporated in the State of Delaware) and Kandi Technologies Merger Corp., a wholly owned subsidiary of the Company incorporated in the State of Delaware (the Document).

Part B

Corporate and other documents

1	The constitutional documents and public records of the Company obtained from the Registry of Corporate Affairs in the British Virgin Islands on 28 June 2019 (the Company Registry Records).

2	The public information revealed from a search of the electronic records of the Civil Division and the Commercial Division of the Registry of the High Court and of the Court of Appeal (Virgin Islands) Register, each from 1 January 2000, as maintained on the Judicial Enforcement Management System (the High Court Database) by the Registry of the High Court of the Virgin Islands on 28 June 2019 (the Court Records).

3	The Company Registry Records and the Court Records each as updated by update searches on 25 August 2022 (the Company Registry Records and the Court Records together, and as updated, the Public Records).

4	A registered agent’s certificate dated 30 August 2022 of the Company issued by the Registered Agent of the Company (the Registered Agent’s Certificate).

5	A certificate of good standing dated 25 August 2022 issued by the Registrar of Corporate Affairs.

6	Certified true copies of:

(a)	the register of members of the Company as at 30 August 2022; and

(b)	the register of directors of the Company as at 30 August 2022 (together the Registers).

7	Written resolutions of the sole director of the Company dated 31 August 2022 approving, inter alia, the entry into the Document by the Company (the Director Resolutions).

8	Written Resolutions of the sole member of the Company dated 31 August 2022 approving, inter alia, the entry by the Company into the Document (the Shareholder Resolutions).

Schedule 2

Assumptions

Assumptions of general application

1	All original documents examined by us are authentic and complete.

2	All copy documents and counterparts of documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete.

3	Signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

4	The information and each of the documents disclosed by the Public Records was and is accurate, up-to-date and remains unchanged as at the date hereof and there is no information or document which has been delivered for registration, or which is required by the laws of the British Virgin Islands to be delivered for registration, which was not included and available for inspection in the Public Records.

5	The Registered Agent’s Certificate and each of the Registers is accurate and complete as at the date of this opinion.

6	The Director Resolutions and Shareholder Resolutions remain in full force and effect.

Status, authorisation and execution

7	All parties to the Document other than the Company (and other than any party that is an individual) are duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws.

8	All parties to the Document other than the Company, have the capacity, power and authority to enter into the Document to which it is a party and to exercise its rights and perform its obligations under such Document.

9	The Document will be duly executed, dated and delivered by all parties thereto in materially the same form as the last draft examined by us.

10	The Document will be duly authorised by or on behalf of all parties to it in accordance with all applicable laws (other than, in the case of the Company, the laws of the British Virgin Islands).

11	The Document will be duly executed and unconditionally delivered by or on behalf of all parties to it in accordance with all applicable laws.

12	In authorising the execution and delivery of the Document and the exercise by the Company of its rights and performance of its obligations under the Document, each of the directors of the Company acted honestly, in good faith, for a proper purpose and in what the director believed to be the best interests of the Company and in doing so exercised the care, diligence and skill that a reasonable director would exercise in the same circumstances.

13	No director of the Company has a financial interest in or other relationship to a party to the transaction contemplated by the Document except as expressly disclosed in the Director Resolutions.

14	All signatures and seals on all documents are genuine and authentic and in particular that any signatures on the Document are the true signatures of the persons authorised to execute the same by the resolutions within the Director Resolutions.

15	To the extent that any of the opinions given herein are given with respect to or relate to an individual, that individual (i) is of sound mind and has the legal capacity and authority to enter into the Document to which he is a party or any other document referred to herein (as a matter of British Virgin Islands law and the laws of any other applicable jurisdiction); (ii) is not the subject of any bankruptcy petition or order or other legal process having similar effect in any jurisdiction; (iii) is not entitled, under any law, to claim immunity (whether sovereign, diplomatic or otherwise) from suit; and (iv) was not under duress or unduly influenced into entering into any Document or taking any other action referred to herein.

Choice of law

16	The express choice of Governing Law (if any) specified in the Document is bona fide and not made with any intention to evade the laws of the jurisdiction with which the transaction under such document has the closest and most real connection.

17	There is nothing under any law (other than the laws of the British Virgin Islands) that would or might affect the opinions herein.

Enforceability and Illegality

18	The obligations expressed to be assumed by the Company and by the other parties in the Document will constitute legal, valid, binding and enforceable obligations of such parties under all applicable laws (other than the laws of the British Virgin Islands).

19	If an obligation is to be performed in a jurisdiction outside the British Virgin Islands, its performance will not be contrary to an official directive or impossible or illegal under the laws of that jurisdiction.

20	No moneys paid to or for the account of any party under the Document represent or are derived from, or will represent or will be derived from the proceeds of “criminal conduct” (as defined in the Proceeds of Criminal Conduct Act 1997). None of the parties to the Document is acting or will act in relation to the transactions contemplated by the Document, in a manner inconsistent with United Nations sanctions or measures extended by statutory instrument to the British Virgin Islands by order of Her Majesty in Council.

21	None of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the British Virgin Islands. In particular, but without limitation to the previous sentence:

(a)	the laws or public policies of any jurisdiction other than the British Virgin Islands will not adversely affect the capacity or authority of the Company; and

(b)	neither the execution or delivery of the Document nor the exercise by any party to the Document of its rights or the performance of its obligations under them contravene those laws or public policies.

22	There are no agreements, documents or arrangements (other than the documents expressly referred to herein as having been examined by us) which materially affect, amend, modify, prevent or inhibit the Document or the transactions contemplated by them or restrict the powers and authority of the directors of the Company or the Company itself in any way.

Approvals, consents and filings

23	The Company has obtained all consents, licences, approvals and authorisations of any governmental or regulatory authority or agency or of any other person that it is required to obtain pursuant to the laws of all relevant jurisdictions (other than those of the British Virgin Islands) to ensure the legality, validity, enforceability, proper performance and admissibility in evidence of the Document. Any conditions to which such consents, licences, approvals and authorisations are subject have been, and will continue to be, satisfied or waived by the parties entitled to the benefit of them.

24	All:

(a)	notarisations, apostillisations and consularisations required pursuant to the laws of all relevant jurisdictions (other than those of the British Virgin Islands); and

(b)	filings, recordings, registrations and enrolments of the Document with any court, public office or elsewhere in any jurisdiction outside the British Virgin Islands; and

(c)	payments outside the British Virgin Islands of stamp duty, registration or other tax on or in relation to the Document,

required to ensure the validity, legality, enforceability or admissibility in evidence of the Document have been made or paid.

25	The Company does not carry on any activities (other than as a consequence of performing its obligations under the Document) which would require it to be licensed under British Virgin Islands financial services legislation.

Solvency

26	On the date of execution of the Document, the assets of the Company exceeded its liabilities and the Company was able to pay its debts as they became due, the Company had not failed to comply with the requirements of a statutory demand that had not been set aside under section 157 of Insolvency Act 2003 of the British Virgin Islands (the Insolvency Act), and no execution or other process issued on a judgment, decree or order of a Court in favour of a creditor of the Company has been returned wholly or partly unsatisfied, and the transactions contemplated by the Document will not cause the Company to become “Insolvent” for the purposes of any part of the Insolvency Act, the BCA or the common law as applied in the British Virgin Islands.

Submission to jurisdiction

27	The submission by the Company to the jurisdiction of the courts specified in the Document is binding on the Company as a matter of all relevant laws (other than the laws of the British Virgin Islands).

Sovereign immunity

28	The Company is not, and is not owned or controlled directly or indirectly by, a State (as defined in the Qualifications at paragraph 13 of Schedule 3) or sovereign entity.

No British Virgin Islands establishment

29	No party to a Document (other than the Company) will enter into that document or administer the transactions contemplated by it through a branch or office in the British Virgin Islands.

Economic Substance

30	The Company is not a legal entity for the purposes of the Economic Substance (Companies and Limited Partnerships) Act, 2018 (the Substance Act), or, if the Company is such an entity and undertakes or proposes to undertake a relevant activity of a type described in the Substance Act, the Company has taken appropriate steps to comply with the economic substance requirements applicable to that activity.

No interest in land in the British Virgin Islands

31	the Company is not a land owning company for the purposes of Section 242 of the BCA meaning that neither it nor any of its subsidiaries has an interest in any land in the British Virgin Islands.

Schedule 3

Qualifications

Good Standing

1	Under the BCA an annual fee must be paid in respect of the Company to the Registry of Corporate Affairs in the British Virgin Islands. Failure to pay the annual fees by the relevant due date will render the Company liable to a penalty fee in addition to the amount of the outstanding fees. If the license fee remains unpaid from the due date, the Company will be liable to be struck off the Register of Companies.

2	Under the BCA the register of directors must be filed by the Company at the Registry of Corporate Affairs. Failure to make this filing will render the Company liable to a penalty fee and if the filing is not made within the requisite time period, the Company will be liable to be struck off the Register of Companies.

3	For the purposes of this opinion “in good standing” means only that as of the date of this opinion the Company is up-to-date with the payment of its annual fee to the Registry of Corporate Affairs under the BCA and in relation to its filing of its register of directors with the Registry of Corporate Affairs. We have made no enquiries into the Company’s good standing with respect to any other filings or payment of fees, or both, that it may be required to make under the laws of the British Virgin Islands other than the BCA. We have made no enquiries into whether the copy of the register of directors filed at the Registry of Corporate Affairs matches the details set out on the Registered Agent’s Certificate.

Public Records

4	The Public Records and our searches thereof may not reveal the following:

(a)	in the case of the Company Registry Records, details of matters which have not been lodged for registration or have been lodged for registration but not actually registered at the time of our search;

(b)	in the case of the Court Records, details of proceedings which have been filed but not actually entered in the High Court Database at the time of our search;

(c)	whether an application for the appointment of a liquidator or a receiver has been presented to the High Court of the British Virgin Islands or whether a liquidator or a receiver has been appointed out of court, or whether any out of court dissolution, reconstruction or reorganisation of the Company has been commenced; or

(d)	any originating process (including an application to appoint a liquidator) in respect of the Company in circumstances where the High Court of the British Virgin Islands has prior to the issuance of such process ordered that such process upon issuance be anonymised (whether on a temporary basis or otherwise), and the following points should also be noted:

(e)	the Court Records reflect the information accessible remotely on the High Court Database, we have not conducted a separate search of the underlying Civil Cause Book (the Civil Cause Book) or the Commercial Cause Book (the Commercial Cause Book) at the Registry of the High Court of the British Virgin Islands. Although the High Court Database should reflect the content of the Civil Cause Book and the Commercial Cause Book, neither the High Court Database nor the Civil Cause Book or Commercial Cause Book is updated every day, and for that reason neither facility can be relied upon to reveal whether or not a particular entity is a party to litigation in the British Virgin Islands;

(f)	the High Court Database is not updated if third parties or noticed parties are added to or removed from the proceedings after their commencement; and

(g)	while it is a requirement under Section 118 of the Insolvency Act that notice of the appointment of a receiver be registered with the Registry of Corporate Affairs, however, it should be noted that failure to file a notice of appointment of a receiver does not invalidate the receivership but gives rise to penalties on the part of the receiver.

Choice of Law

5	Where the Governing Law of a Document is not British Virgin Islands law:

(a)	the courts of the British Virgin Islands will not recognise the choice of its Governing Law as the governing law of that Document to the extent that such choice of Governing Law would be incompatible with the public policy of British Virgin Islands law; and

(b)	in any action brought in respect of a Document in the courts of the British Virgin Islands, those courts will not apply its Governing Law unless that law is pleaded and proved in the courts of the British Virgin Islands, nor will they apply that law:

(i)	to matters of procedure; or

(ii)	to the extent the application of that Governing Law would be incompatible with the public policy of British Virgin Islands law or contrary to mandatorily-applicable provisions of British Virgin Islands law.

Enforceability

6	In this opinion, the term “enforceable” means that the relevant obligations are of a type that the courts of the British Virgin Islands will ordinarily enforce, but it does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular, but without limitation:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation and other laws of general application relating to or affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity (i.e. equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy);

(c)	claims may become barred under the statutes of limitation or may be or become subject to defences of set-off or counterclaim;

(d)	a British Virgin Islands court may not necessarily award costs and disbursements in litigation in accordance with contractual provisions;

(e)	enforcement may be limited or prevented by reason of fraud, misrepresentation, mistake or public policy; and

(f)	enforcement may be limited by the principle of forum non conveniens or analogous principles.

7	A court may determine in its discretion the extent of enforceability of a provision of a Document that provides for or requires, as the case may be:

(a)	severability of any provision of the Document held to be illegal or unenforceable;

(b)	any calculation, determination or certificate to be conclusive or binding, including if that calculation, determination or certificate is fraudulent or manifestly inaccurate or has an unreasonable or arbitrary basis;

(c)	the vesting in a party of a discretion or of a power to determine a matter in its opinion, if that discretion is exercised unreasonably or the opinion is not based on reasonable grounds; or

(d)	written amendments or waivers of the Document, if a purported amendment or waiver is effected by oral agreement or course of conduct,

and we express no opinion on any provisions of that type.

8	Although it is our view that in the event of proceedings being brought in the British Virgin Islands in respect of a monetary obligation in connection with the Document, any monetary judgment is likely to be expressed in the currency in which such claim is made, with respect to winding up proceedings, British Virgin Islands law may require that all debts and claims are converted into U.S. Dollars (the currency of the British Virgin Islands) at an exchange rate prevailing on the date of the winding up. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the British Virgin Islands.

9	The law of the British Virgin Islands may not recognise a difference between negligence and gross negligence.

10	Where any Document is dated “as of” a specific date, although the parties to that Document have agreed between themselves that, as a matter of contract and to the extent possible, their rights and obligations under it take effect from a date prior to the date of execution and delivery, that Document still comes into effect on the date it is actually executed and delivered. Rights of third parties under that Document also take effect from the date the Document is actually executed and delivered, rather than the “as of” date.

Jurisdiction clauses

11	Exclusive jurisdiction: Notwithstanding any provision of the Document providing for the exclusive jurisdiction of the courts of another country, the courts of the British Virgin Islands may not stay or strike out proceedings brought in contravention of such a provision if the claimant shows that it is just and proper to allow such proceedings to continue. In relation to some matters the courts of the place of incorporation have exclusive jurisdiction and, where that place of incorporation or registration is not the British Virgin Islands, the British Virgin Islands court will not accept jurisdiction.

12	Non-exclusive jurisdiction: Notwithstanding any provision of the Document providing for the non-exclusive jurisdiction of the courts of another country, a British Virgin Islands court will only refuse leave to serve process outside of the British Virgin Islands if the British Virgin Islands are not the most appropriate forum and will only stay or strike out proceedings if pursuing the case in the British Virgin Islands court would be vexatious or oppressive. There is no presumption that the nomination of a non-exclusive forum will give priority to that forum over the British Virgin Islands.

Sovereign Immunity

13	The State Immunity Act 1978 of the United Kingdom (the State Immunity Act) has been extended to the British Virgin Islands by the State Immunity (Overseas Territories) Order 1979. Under the State Immunity Act:

(a)	a British Virgin Islands company will be immune from the jurisdiction of the British Virgin Islands courts if:

(i)	it is a department of the government of any foreign or commonwealth State other than the United Kingdom (State); or

(ii)	the proceedings relate to anything done by it in the exercise of sovereign authority and the circumstances are such that a State would have been immune from jurisdiction under the State Immunity Act.

(b)	Where a British Virgin Islands company submits to the jurisdiction of a court (in British Virgin Islands or elsewhere) in respect of proceedings where it is entitled (under (a) above) to immunity:

(i)	relief may not be given against it by way of injunction or order for specific performance or the recovery of land or other property; and

(ii)	its property (other than in certain circumstances property used or intended to be used for commercial purposes) may be immune to any process for the enforcement of a judgment or arbitration award or, in an action in rem, for its arrest, detention or sale.